EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

3DIcon Corporation

Tulsa, Oklahoma

We consent to the use in this Registration Statement on Form S-1/A of 3DIcon Corporation of our report dated April 6, 2012, relating to our audit of the financial statements, appearing in the Prospectus, which is part of this Registration Statement.  Our report dated April 6, 2012, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ HoganTaylor LLP
HoganTaylor LLP
Tulsa, Oklahoma
January 31, 2013